                                                                  EXHIBIT 10.32


TO:              Gary Kulesza
FROM:            Craig Zoellner
DATE:            April 1, 1996

We are pleased to offer you the position of Executive Vice President of RentX Industries, Inc. (the "Company") to begin upon the closing of the Zodiac acquisition.

The terms of your employment are as follows:

1. Base salary of $10,417 per month, plus a bonus with potential up to a maximum 50% of base salary per fiscal year of your employment. This bonus will be based upon financial performance against plan (the majority component) and achievement of agreed upon non-financial goals. It is understood that the exact structure of this bonus plan, as well as the plan targets and goals will be determined after the hiring of the CEO and with the approval of the Board, assuming the CEO is hired within the first few months. In addition, you will receive a $450 per month car allowance.

2. You will receive options for one-percent (1%) of the fully diluted equity of the Company. This one-percent will have anti-dilution protection up to $15 million of invested equity, but will be diluted pro-rata upon the issuance of any additional equity. The exercise price on the options will be the minimum allowable under legal rules. These options will vest 20% at the end of each year for five years, beginning one year from your start date, but will become 100% vested upon the completion of an IPO or a sale of the Company. The vesting of these options requires your employment with the Company on each anniversary date, or on the date of a sale or IPO.

3. In the event of termination of your employment by the Company, you would be paid severance according to the following schedule:

                 Months After Start Date           Months of Base Pay Severance
                 -----------------------           ----------------------------
                          0-3                                       9
                          3-4                                       8
                          4-5                                       7
                          5-7                                       6
                          7-9                                       5
                          9-11                                      4
                          over 11                                   3

         There would be no severance if you leave the Company.

Gary, we are excited to have you join the team. Again, all this only takes effect and is contingent upon the closing of the Zodiac acquisition and there are no obligations of any kind upon any party until that time. Also, this does not represent an employment contract, either express or implied. It is expressly understood that your continued employment after the Zodiac acquisition is at will and can be terminated at any time, subject to the severance schedule in #3 above. Please sign below to indicate your agreement that this accurately represents the entire understanding between yourself, RentX and BACE Industries.

                                           RentX, Inc.


/s/ GARY J. KULESZA                        /s/ CRAIG J. ZOELLNER
----------------------------------         ----------------------------------
Gary J. Kulesza                            Craig J. Zoellner
                                           Vice President

TO:              Gary Kulesza
FROM:            Craig Zoellner
DATE:            April 4, 1996


Please sign below to indicate your agreement with the following change to the terms outlined in my memorandum of April 1, 1996:

1) With regard to the acceleration of vesting described in point #2, you would continue to be subject to the 20% per year vesting schedule after an IPO if you terminate your employment with the Company. The vesting schedule would not apply after an IPO if the company terminates you [or upon your death].


                                           RentX, Inc.


/s/ GARY J. KULESZA                        /s/ CRAIG J. ZOELLNER
----------------------------------         ----------------------------------
Gary J. Kulesza                            Craig J. Zoellner
                                           Vice President

RentX Industries, Inc.
Attn.:  Craig J. Zoellner, Vice President
6000 East Evans, Suite 2-300
Denver, Colorado 80222

                 Re:      Stock Options

Dear Craig:

                  This letter agreement is being delivered to RentX Industries, Inc. (the "Company") in connection with the grant to the undersigned of the right and option to purchase an aggregate of 51,763 shares (the "Optioned Shares") of the Company's nonvoting Class B Common Stock (the "Class B Common Stock") pursuant to the terms of a Restated Nonqualified Stock Option Agreement between the undersigned and the Company executed concurrently with the execution of this letter agreement.

                 Pursuant to the letter agreement dated April 1, 1996 between the Company and the undersigned executed in connection with the employment of the undersigned by the Company, the undersigned is entitled to receive options for a number of shares of Class B Common Stock representing, at the time of the first Fundamental Change, 1.077% of the Fully Diluted Shares exclusive of any Class A Common Stock issued or issuable in respect of any equity investment in preferred stock of the Company in excess of $15,000,000) (the "Specified Fully Diluted Shares"). The undersigned acknowledges that the Optioned Shares represent 1.077% of the Specified Fully Diluted Shares, assuming that the Additional Conversion Rate under Section 4.2.5(c) of the Company's Certificate of Incorporation, as amended (the "Certificate"), is such that the percentage of Fully Diluted Shares represented by the Additional Series B Conversion Shares is 35%. If the percentage of Fully Diluted Shares represented by the Additional Series B Conversion Shares is ultimately determined pursuant to the Certificate to be less than 35%, the undersigned acknowledges and agrees that the Certificate will be amended to increase the Series A Conversion Rate and the Base Series B Conversion Rate as necessary to cause the Optioned Shares to represent, after such increase in the Series A Conversion Rate and the Series B Conversion Rate, 1.077% of the Specified Fully Diluted Shares. Capitalized terms used in this paragraph which are not defined in this letter agreement have the meanings given them in the Certificate.

RentX Industries, Inc.
Page 2


                 If the foregoing sets forth the Company's understanding and agreement, please so indicate by signing below.

                                                   Very truly yours,

                                                   /s/ GARY J. KULESZA

Dated:  February 21, 1997                          Gary J. Kulesza


Agreed and accepted this 25 day of February, 1997.


RENTX INDUSTRIES, INC.


By:/s/ CRAIG J. ZOELLNER
   ----------------------
    Craig J. Zoellner
    Vice President